UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     November 2, 2005

DSL.net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32264	06-1510312
(Commission File Number)	(IRS Employer Identification No.)

545 Long Wharf Drive, 5th Floor
New Haven, CT	06511
(Address of Principal Executive Offices)	(Zip Code)

(203) 772-1000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1.01(a)

Purchase Agreement, Notes, Security Agreement, and Subordination Agreement. On November 2, 2005, DSL.net, Inc. (the “Company”) consummated a private placement of 18% Secured Debentures due August 2, 2006 (the “Notes”) to DunKnight Telecom Partners LLC (the “Purchaser”) at a discount to their face principal amount.

On November 2, 2005, the Company issued Notes pursuant to the terms and conditions of a Securities Purchase Agreement, dated as of November 2, 2005, between the Company and the Purchaser (the “Purchase Agreement”).

At the first closing, which occurred effective as of November 2, 2005, the Company issued $8 million in face principal amount of Notes and received $6 million in gross cash proceeds on November 3, 2005. At the second closing, which is set to occur on January 3, 2006 and which is conditioned on there having occurred no material event of default (as generally defined below), other than defaults in financial covenants, prior to the second closing date, which event of default has not been previously waived or cured, the Company will issue an additional $5 million in face principal amount of Notes to the Purchaser and/or its designee(s) and will receive an additional $4 million in gross cash proceeds. Each Note matures on August 2, 2006 and carries an annual interest rate of 18%, payable monthly in arrears in cash based on the face principal amount of the Note. Interest is based on a 360-day year and the actual number of days elapsed. The monthly cash requirements in respect of interest payments will be approximately $120,000 following the first closing, commencing on December 1, 2005, and an additional $75,000, for an aggregate total of $195,000 in monthly interest payments, following the second closing, commencing on February 1, 2006. Overdue interest is subject to an additional annual interest rate of 10.5% and, upon an event of default, the interest rate shall increase by an additional 10.5%. Upon the occurrence of an event of default, the Purchaser may declare all amounts under the Notes immediately due and payable in cash and the Company shall be required to pay 112% of the face principal amount of the Notes, plus all accrued and unpaid interest and any unpaid penalties or late fees. The Company may prepay the entire face principal amount due under any Note at any time without any additional premium or penalty.

Subject to applicable law and regulations, the Purchase Agreement provides the holders of a majority in principal amount of the outstanding Notes with the right to nominate one member of the Company’s board of directors, and the Company has agreed to use its commercially reasonable best efforts to maintain such board seat and include the designee on all applicable proxies soliciting the election of the designee. The Purchase Agreement contains standard representations and warranties, financial and information rights, reimbursement of fees and expenses, and indemnity provisions. Subject to applicable law, the Company may not appoint a successor Chief Executive Officer in replacement of David F. Struwas (who was appointed Chief Executive Officer and President of the Company in connection with the Note financing described herein) without the prior written consent (not to be unreasonably withheld) of a majority in principal amount of the Notes. In addition, the Purchaser has a pre-emptive right to participate in up to 100% of any proposed subsequent financing of the Company, except for issuances to refinance the Notes and certain other limited exceptions.

The Company and two of its subsidiaries granted the Purchaser a first priority security interest in substantially all of their assets pursuant to an Agency, Guaranty and Security Agreement, dated as of November 2, 2005, by and among the Company, Vector Internet Services, Inc. (“Visi”), DSLnet Atlantic, LLC and the Purchaser (the “Security Agreement”). Pursuant to the terms of a Subordination Agreement by and between Laurus Master Fund, Ltd. (“Laurus”), the Purchaser, and the Company, dated as of November 2, 2005 (the “Subordination Agreement”), the security interests granted under the Security Agreement are subject to Laurus’ security interest in the Company’s accounts receivables, which secures the Company’s indebtedness to Laurus of approximately $4.25 million. Pursuant to the Security Agreement, the two subsidiaries have jointly and severally guaranteed the Company’s obligations under the Notes.

The terms of the Notes limit the Company’s and its subsidiaries’ abilities to take the following actions, among others, without the consent of a majority in principal amount of the Notes:

•
incur additional indebtedness other than (i) indebtedness existing as of the first closing date, including the Company’s minimum borrowing note and revolving note held by Laurus, (ii) up to an aggregate of $150,000 in lease obligations and purchase money indebtedness to acquire capital or leased assets, (iii) trade accounts payable, letters of credit, and surety bonds incurred in the ordinary course, (iv) certain guarantees incurred in the ordinary course and (v) debt incurred to pay off the Notes in full;

•	create any liens other than certain permitted liens;

•	amend its organizational documents in a way that materially and adversely affects the rights of the holders of the Notes;

•	repurchase more than a de minimis number of shares of common stock;

•	pay cash dividends on, or make cash distributions with respect to, any equity security;

•	transfer any assets other than (i) inventory in the ordinary course, (ii) obsolete or unusable assets and (iii) the assets or capital stock of Visi;

•	increase the base salary of the Chief Executive Officer beyond $300,000 per year;

•	enter into any agreement involving payments by the Company exceeding $150,000;

•	initiate bankruptcy or insolvency proceedings;

•	engage in a change of control transaction (as defined in the Notes);

•	change the Company’s business objectives, operations, or capital structure unless such change is unanimously approved by the Company’s board of directors;

•	permit any person to declare a default under, or terminate, any material agreement; and

•	undertake financings involving the issuance of securities (other than in order to refinance the Notes).

The Notes also contain negative covenants that, among other things, require that at all times the Company be able to pay its debts generally when they become due and that it maintain a balance of unrestricted, unencumbered marketable securities, cash, and cash equivalents with a value of at least $1.5 million. The foregoing covenants are subject to a number of exceptions and qualifications.

The Notes provide that each of the following events, among others and in some cases subject to a cure period, constitutes an event of default, entitling the Purchaser to accelerate all payments under the Notes and foreclose on the security interest it has in the Company’s assets:

•	the failure to pay interest, principal, or liquidated damages under the Notes when due;

•	the failure to observe or perform covenants under the Notes;

•
the occurrence of a default or event of default under the Note financing transaction documents or any other material agreement (provided the event of default is material) or an event of default under indebtedness of at least $100,000;

•	certain breaches of the representations or warranties in the Note financing transaction documents (subject to materiality);

•	the initiation of certain bankruptcy or insolvency proceedings;

•	the Company’s common stock becomes ineligible to be quoted on an exchange, inter-dealer quotation system, the OTCBB or the pink sheets; and

•	the occurrence of a change of control transaction (as defined in the Notes).

Prior to the Note financing, the Company had no material relationship with the Purchaser (other than the prior employment relationship between the Company and Mr. Struwas).

Implementation Agreement. Pursuant to an Implementation Agreement, dated as of November 2, 2005, with its senior lenders named below (the “Implementation Agreement”), the Company used all of the proceeds of the first closing of the Note financing to eliminate $30.8 million in senior secured debt due July 6, 2006, cancel all outstanding shares of the Company’s Series Z Preferred Stock that carried a liquidation preference of $15.7 million and cancel warrants to purchase approximately 191 million shares of the Company’s common stock. These cancelled instruments were held by Deutsche Bank (“DB”) and VantagePoint Venture Partners (“VPVP”). In addition, the Implementation Agreement also terminated each of the following agreements with DB and VPVP and their affiliates, subject to exceptions for certain limited surviving provisions, which agreements had imposed numerous financial, operational, and other contractual obligations on the Company, such as board nomination rights:

•	Note and Warrant Purchase Agreement, dated as of July 18, 2003, and all instruments issued thereunder;

•	Agency, Guaranty and Security Agreement, dated as of July 18, 2003;

•	Second Amended and Restated Stockholders Agreement, dated as of July 22, 2004;

•	Recapitalization Agreement, dated as of July 22, 2004; and

•	all other related agreements between the parties.

Changes in Management and Board of Directors. The Note financing was conditioned on changes in the composition of the Company’s management and board of directors. As a condition to the first closing, Mr. Struwas was appointed as a director and the Chief Executive Officer and President of the Company on November 3, 2005, and Kirby G. “Buddy” Pickle resigned and/or was removed from those positions on November 2, 2005, resulting in a termination of his employment with the Company. Upon the Company’s termination payment to DB, DB’s representative on the Company’s board of directors, William J. Marshall, resigned his position on November 3, 2005. In fulfillment of a condition to the closing of the initial Note financing, Keir Kleinknecht, the Purchaser’s president and founder, was appointed to the Company’s board of directors on November 3, 2005.

Pickle Severance. Mr. Pickle’s termination of employment triggered severance benefits under his employment agreement with the Company dated April 14, 2004 (the “Existing Employment Agreement”). The Company entered into an amendment to the Existing Employment Agreement with Mr. Pickle, dated as of November 2, 2005 (the “Amendment Agreement”). Pursuant to the Existing Employment Agreement, the Company (i) will continue to pay Mr. Pickle, as severance, his base salary for the eighteen months following his termination of employment, in an aggregate amount of $525,000, in accordance with regular payroll practices, and (ii) will pay for Mr. Pickle’s COBRA costs for the continuation of his medical benefits for the eighteen month period. Pursuant to the Amendment Agreement, to address considerations arising from the American Jobs Creation Act of 2004 (the “Jobs Act”), Mr. Pickle and the Company agreed to defer all severance payments of base compensation under the Existing Employment Agreement for a period of six months and one day from his termination date. On the first payroll date after such six month and one day period, all payments otherwise payable to Mr. Pickle during such period shall be paid in a lump sum. Monthly severance payments will continue thereafter for the remainder of the 18 month period. Pursuant to Mr. Pickle’s stock option agreement, as of his termination date, the vesting of Mr. Pickle’s options accelerated such that all unvested shares subject to the options that would otherwise have vested over the period of 12 months following the date of termination will be immediately vested and shall remain exercisable until the first anniversary of the termination date. In consideration for these payments, Mr. Pickle executed and delivered a standard release and waiver in favor of the Company. In addition, Mr. Pickle’s non-compete obligations under the Existing Employment Agreement continue for the term of the severance payments.

Mr. Pickle also received a one-time, $350,000 bonus for leading the Company in consummating the Note financing.

Employment Agreement. Effective on November 3, 2005, the Company entered into an employment agreement with Mr. Struwas (the “Employment Agreement”). Under the Employment Agreement, Mr. Struwas agreed to serve as a director and the Chief Executive Officer of the Company, responsible for directing the Company’s overall business and operations.

The Employment Agreement provides for a $300,000 annual base salary, which is subject to annual review by the board of directors, a one-time, $100,000 signing bonus, payable in twelve equal monthly installments, and benefits, paid vacation, sick leave, and personal leave comparable to the benefits and leave offered to the Company’s other senior executive officers. Provided that he has not been terminated for “cause” and has not resigned for other than “good reason,” each as defined in the Employment Agreement, Mr. Struwas will be eligible for a bonus for his work during fiscal year 2006, to be paid at the discretion of the board of directors based on the Company’s achievement of operating results targeted in the Company’s 2006 operating plan in the form approved by the Company’s board of directors. Thereafter, the Employment Agreement anticipates that Mr. Struwas will be eligible for annual target bonuses in an amount of up to 100% of his base salary, based on the Company’s achievement of performance targets which the board of directors shall set at the beginning of each fiscal year.

The board of directors also granted Mr. Struwas a non-qualified stock option to acquire 8,000,000 shares of the Company’s common stock, and committed to grant Mr. Struwas additional non-qualified stock options to acquire 4,850,000 shares of the Company’s common stock on January 3, 2006 pursuant to the Company’s Amended and Restated 2001 Stock Option and Incentive Plan (the “Plan”). The options vest over three years with no shares vesting until the six month anniversary of the grant date, 16.7% of the shares vesting on the six month anniversary date and 2.777777% of the shares vesting on each successive month thereafter until fully vested on the three-year anniversary of the grant date. The 8,000,000 options carry an exercise price of $0.06 per share, which was the market value of the Company’s common stock on November 2, 2005, the Determination Date (as defined in the Plan) under the Plan.

The Employment Agreement entitles Mr. Struwas to severance under certain circumstances. If Mr. Struwas is terminated without “cause” or if he resigns for “good reason,” then he will be entitled to receive continuation of his base salary and medical benefits for (i) twelve months, if he is terminated or resigns before the twelve month anniversary of his employment, or (ii) eighteen months, if he is terminated or resigns anytime thereafter. Severance is conditioned upon Mr. Struwas executing and delivering a general release and waiver in favor of the Company. If Mr. Struwas is terminated for “cause,” or quits other than for “good reason”, he is entitled to no severance payments. All severance payments of base compensation will be accelerated so that they are paid no later than March 15th of the year following the year in which Mr. Struwas is terminated from employment in order to address considerations arising from the Jobs Act.

Mr. Struwas’ employment is at-will, and the Employment Agreement contains non-compete covenants and confidentiality obligations.

Please note that the descriptions above are qualified in their entirety by the Purchase Agreement, Notes, Security Agreement, Subordination Agreement, Implementation Agreement, Employment Agreement, Existing Employment Agreement and Amendment Agreement which have been filed as exhibits to the Company’s periodic reports or will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005.

Item 1.02	Termination of a Material Definitive Agreement.

1.02(a)

Please refer to the description of the Implementation Agreement, the Existing Employment Agreement and the Amendment Agreement under Item 1.01(a) above, which is incorporated under this Item 1.02(a) by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

2.03(a)

Please refer to the description of the Purchase Agreement, Notes, Security Agreement, and Subordination Agreement in Item 1.01(a) above, which is incorporated under this Item 2.03(a) by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

5.02(b)

Departure of Chief Executive Officer, President and Director. On November 2, 2005, in connection with the Note financing described above, Mr. Pickle resigned and/or was terminated as the Company’s Chief Executive Officer and President and as a director of the Company. Please refer to the discussion of the terms of Mr. Pickle’s Employment Agreement and Amendment Agreement under Item 1.01(a) above, which is incorporated under this Item 5.02(b) by reference.

Departure of Director. On November 3, 2005, in connection with the Note financing described above, and the Company’s termination payment to Deutsche Bank under the related Implementation Agreement, Mr. Marshall resigned as a director of the Company.

5.02(c)

Appointment of Chief Executive Officer and President. In connection with and as a condition to the closing of the Note financing described above, the Company’s board of directors appointed Mr. Struwas as the Chief Executive Officer and President of the Company, effective November 3, 2005, in fulfillment of a closing condition under the Purchase Agreement. Please refer to the description of the Employment Agreement under Item 1.01(a) above, which is incorporated under this Item 5.02(c) by reference. Mr. Struwas’ employment is at-will, and he will serve as the Chief Executive Officer and President until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Struwas, who is 57 years old, served as a consultant to telecommunications firms, including the Company, from April 2004 to November 2005. Before that, Mr. Struwas served as a director and the Chief Executive Officer of the Company from January 1999, and as Chairman of its board of directors from November 2000, until April 2004. Mr. Struwas also served as the Company’s President from November 1998 until November 2000. From January 1997 to August 1998, Mr. Struwas was a General Manager for Brooks Fiber-Worldcom, and from May 1980 to January 1997, Mr. Struwas held various positions at Southern New England Telephone, most recently as Director of Marketing.

Mr. Struwas has a minority, non-managing membership interest in the Purchaser (approximately 4% interest for a $250,000 capital contribution), an entity formed to lend capital to the Company. In addition, during fiscal year 2004, Mr. Struwas received approximately $83,507 in salary, $66,666 in consulting fees, and $100,000 in termination payments from the Company.

5.02(d)

Appointment of Class III Director. In connection with the Note financing described above, the Company’s board of directors appointed Mr. Struwas as a Class III Director of the Company, effective November 3, 2005. Please refer to the description of his prior experience and transactions with the Company in Item 5.02(c) above, which is incorporated under this Item 5.02(d) by reference.

Mr. Struwas’ term as a Class III Director expires at the Company’s immediately succeeding annual meeting of stockholders that follows the next annual meeting of stockholders at which the Company’s Class II directors will stand for election (it is anticipated that such Class III election meeting would be regularly scheduled to occur in 2007), and he will serve as a director until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Appointment of Class I Director. In connection with the Note financing described above, the Company’s board of directors appointed Mr. Kleinknecht as a Class I Director of the Company, effective November 3, 2005. The Purchase Agreement provides, subject to applicable law and regulations, the holders of a majority in principal amount of the outstanding Notes with the right to nominate one member of the Company’s board of directors, and the Company has agreed to use its commercially reasonable best efforts to maintain such board seat and include the designee on all applicable proxies soliciting the election of the designee. Pursuant to the Purchase Agreement, the Purchaser nominated Mr. Kleinknecht as its designated director.

Mr. Kleinknecht is 30 years old and has served as Managing Partner of E-Goo Ventures L.P. since 1998, as Managing Partner of Voltron Ventures L.P. since 2000 and as Manager of the Purchaser since 2005. Each of these firms is involved in venture capital investing.

Mr. Kleinknecht holds an indirect beneficial interest in the Purchaser. Mr. Kleinknecht and his immediate family hold all interests in Knight Investments L.P., which holds a 45% interest in the Purchaser. Mr. Kleinknecht’s parents also manage Knight Haven Management Company, the manager of Knight Investments L.P.

Mr. Kleinknecht’s term as a Class I Director expires at the Company’s immediately succeeding annual meeting of stockholders that follows the next annual meeting of stockholders at which the Company’s Class III directors will stand for election (it is anticipated that such Class I election meeting would be regularly scheduled to occur in 2008), and he will serve as a director until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSL.NET, INC.

Date: November 8, 2005
By: /s/ Marc R. Esterman
Name: Marc R. Esterman
Title: V.P. - Corporate Affairs, General Counsel & Secretary